Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports 2008 Fourth Quarter Results

CALGARY, Alberta – February 20, 2009 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership or PipeLP) today reported fourth quarter 2008 net income of $26.6 million or $0.67 per common unit (all amounts in U.S. dollars), a decrease of $0.1 million compared to $26.7 million or $0.70 per common unit for the same period last year.

For the year ended December 31, 2008, the Partnership reported net income of $107.7 million or $2.75 per common unit, an increase of $18.7 million compared to $89.0 million or $2.51 per common unit for 2007. The increase in net income is primarily due to increased financial results from each of the Partnership’s pipeline systems, combined with a reduction in costs at the Partnership level.

Partnership cash flows (please see the Partnership Cash Flows section for more detail) decreased $5.5 million to $34.7 million for fourth quarter of 2008 compared to $40.2 million for the same period last year. This decrease was primarily due to lower cash distributions received from Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT) and Northern Border Pipeline Company (Northern Border or NBPC), partially offset by lower costs at the Partnership level.

For the year ended December 31, 2008, Partnership cash flows increased $23.8 million to $156.2 million compared to $132.4 million in 2007. This increase was primarily due to higher cash distributions received from Great Lakes and Northern Border, increased cash flows provided by Tuscarora Gas Transmission Company’s (Tuscarora or TGTC) operating activities and lower costs at the Partnership level.

Cash distributions paid by the Partnership were $27.8 million or $0.705 per common unit in fourth quarter 2008, an increase of $2.4 million compared to $25.4 million or $0.66 per common unit for the same period last year.

Cash distributions paid by the Partnership in 2008 were $108.6 million or $2.775 per common unit, an increase of $21.9 million compared to $86.7 million or $2.565 per common unit in 2007.

“The Partnership’s higher earnings and cash flow in 2008 demonstrate our ability to generate enduring value for our unitholders despite uncertain economic times,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “We are well positioned to continue to deliver solid financial results and last month announced our quarterly cash distribution of $0.705 per common unit, equivalent to third quarter 2008 and a six per cent increase over fourth quarter 2007.”

“Ongoing solid cash flows from our quality asset base, a strong balance sheet and financial liquidity give us the capacity to grow in a sustained and disciplined manner,” continued Girling. “Our focus remains unchanged in 2009 and we will continue to look for growth opportunities for the long term benefit of our unitholders.”

Financial Highlights

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007
Net income	26.6	26.7	107.7	89.0
Per common unit (1)	$0.67	$0.70	$2.75	$2.51
Partnership cash flows (2)	34.7	40.2	156.2	132.4
Cash distributions paid	27.8	25.4	108.6	86.7
Cash distributions declared per common unit (3)	$0.705	$0.665	$2.815	$2.630
Weighted average common units outstanding
(millions)	34.9	34.9	34.9	32.3
Common units outstanding at end of period
(millions)	34.9	34.9	34.9	34.9

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions. Refer to the Financial Summary tables for the net income allocation to common units.

(2) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(3) The Partnership’s 2008 fourth quarter cash distribution was paid on February 13, 2009 to unitholders of record as of January 30, 2009.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

(unaudited)	For the three months ended December 31, 2008					For the twelve months ended December 31, 2008
(millions of dollars)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)
Transmission revenues	8.3	8.3	-	73.2	80.3	31.6	31.6	-	287.1	293.1
Operating expenses	(2.7)	(1.7)	(1.0)	(21.2)	(20.5)	(9.5)	(5.4)	(4.1)	(67.1)	(78.0)
	5.6	6.6	(1.0)	52.0	59.8	22.1	26.2	(4.1)	220.0	215.1
Depreciation	(1.8)	(1.8)	-	(14.6)	(15.3)	(6.9)	(6.9)	-	(58.5)	(61.1)
Financial charges, net and other	(7.3)	(1.2)	(6.1)	(8.2)	(9.7)	(30.1)	(4.3)	(25.8)	(32.6)	(21.8)
Michigan business tax	-	-	-	(1.3)	-	-	-	-	(5.5)	-
				27.9	34.8				123.4	132.2
Equity income	30.1	-	-	12.9	17.2	122.6	-	-	57.3	65.3
Net income	26.6	3.6	(7.1)	12.9	17.2	107.7	15.0	(29.9)	57.3	65.3

(unaudited)	For the three months ended December 31, 2007					For the twelve months ended December 31, 2007
(millions of dollars)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)	PipeLP	TGTC(1)	Other	GLGT(2)	NBPC(3)
Transmission revenues	6.9	6.9	-	74.0	81.4	27.2	27.2	-	236.2	309.4
Operating expenses	(1.9)	(1.2)	(0.7)	(19.7)	(21.8)	(8.3)	(4.9)	(3.4)	(53.7)	(83.5)
	5.0	5.7	(0.7)	54.3	59.6	18.9	22.3	(3.4)	182.5	225.9
Depreciation	(1.6)	(1.6)	-	(14.5)	(15.1)	(6.3)	(6.3)	-	(49.4)	(60.7)
Financial charges, net and other	(8.3)	(1.0)	(7.3)	(8.1)	(10.2)	(33.8)	(4.4)	(29.4)	(27.6)	(41.1)
				31.7	34.3				105.5	124.1
Equity income	31.6	-	-	14.7	16.9	110.2	-	-	49.0	61.2
Net income	26.7	3.1	(8.0)	14.7	16.9	89.0	11.6	(32.8)	49.0	61.2

(1) The Partnership owns a 100 per cent general partner interest in Tuscarora following the acquisition of an additional two per cent interest on December 31, 2007.

(2) The Partnership acquired a 46.45 per cent general partner interest in Great Lakes on February 22, 2007; therefore, the amounts for the prior year only include results for the period of February 23 to December 31, 2007.

(3) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

Fourth Quarter 2008
Net income decreased $0.1 million to $26.6 million in fourth quarter of 2008, compared to $26.7 million in fourth quarter of 2007.

Equity income from Great Lakes was $12.9 million in fourth quarter of 2008, a decrease of $1.8 million compared to the same period last year. The decrease in equity income was primarily due to increased operating expenses and Michigan Business Tax (a partnership level tax that was instituted in 2008). At Great Lakes’ level, operating expenses increased $1.5 million for the three months ended December 31, 2008 compared to the same period last year primarily due to system integration costs incurred in 2008 and increased pipeline integrity costs, partially offset by decreased other non-income taxes.

Equity income from Northern Border increased by $0.3 million to $17.2 million in fourth quarter of 2008 compared to the same period last year. This is primarily due to decreased operating expenses, partially offset by lower transmission revenues. At Northern Border’s level, operating expenses decreased $1.3 million for the three months ended December 31, 2008 compared to the same period last year primarily due to decreased corporate charges and shared services. Northern Border’s transmission revenues decreased $1.1 million in fourth quarter of 2008 compared to the same period last year due primarily to a decrease in firm demand revenue resulting from the negative impact of excess natural gas supply from the Rockies Basin into the Mid-Continent market from the in-service of the western segment of the Rockies Express Pipeline, partially offset by an increase in revenue from other transportation service due to changes in the market.

Tuscarora’s net income was $3.6 million in fourth quarter of 2008, an increase of $0.5 million compared to the same period last year. The increase in net income is primarily due to increased transmission revenues resulting from a firm transportation service contract that supported the Likely compressor station expansion that went into service on April 1, 2008.

Costs at the Partnership level were $7.1 million in fourth quarter of 2008, a decrease of $0.9 million compared to the same period last year. This decrease relates primarily to decreased financial charges due to lower interest rates and average debt outstanding, partially offset by losses on interest rate derivatives over the same period in 2007.

Year Ended December 31, 2008
Net income increased $18.7 million to $107.7 million in 2008 compared to $89.0 million in 2007. This increase is primarily due to improved financial results from each of the Partnership’s pipeline systems, combined with a reduction in costs at the Partnership level.

Equity income from Great Lakes was $57.3 million in 2008, an increase of $8.3 million compared to 2007. The increase in equity income is primarily due to the timing of the Great Lakes acquisition, which resulted in a full first quarter of income contribution in 2008 as compared to 37 days in the first quarter of 2007. In addition, Great Lakes experienced an overall increase in transmission revenues in 2008 as compared to 2007, offset by increased operating expenses and the implementation of Michigan Business Tax effective January 1, 2008. Transmission revenues increased primarily due to increased sales of short-term firm transportation services at higher average transportation rates, as well as increased transport of interruptible services and storage related services, offset by decreased long-term services. Operating expenses increased primarily due to integration costs related to its acquisition, employee benefit costs, and pipeline integrity costs, partially offset by decreased property and other non-income taxes and lower main engine repair costs.

Equity income from Northern Border increased $4.1 million in 2008 to $65.3 million compared to 2007. The increase in equity income is primarily due to a $16.2 million (Partnership share - $8.1 million) gain on the sale of Bison Pipeline LLC. Excluding this gain, Northern Border’s net income decreased $4.0 million compared to the prior year due to a decrease in transmission revenues, partially offset by decreased financial charges and operating expenses. Northern Border’s transmission revenues decreased in 2008 compared to the prior year primarily due to a decrease in contracted capacity as natural gas supply from the Rockies Basin into the Mid-Continent market from the in-service of the western segment of the Rockies Express Pipeline impacted demand. Interest expense decreased in 2008 compared to the prior year due to lower interest rates. Operating expenses decreased in 2008 compared to 2007 primarily due to decreased taxes other than income and a $2.3 million transition related charge in 2007 related to the reimbursement for shared equipment and furnishings, partially offset by increased electric compressor charges.

Tuscarora’s net income was $15.0 million in 2008, an increase of $3.4 million compared to 2007. The increase in net income is primarily due to increased transmission revenues resulting from a firm transportation service contract which supported the Likely compressor station expansion that went into service on April 1, 2008.

Costs at the Partnership level decreased by $2.9 million to $29.9 million in 2008 compared to 2007. This decrease relates primarily to lower financial charges as a result of lower interest rates and average debt outstanding, partially offset by losses on interest rate derivatives.

Partnership Cash Flows
The Partnership uses the non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows allocated to common units’ as financial performance measures. As the Partnership’s financial performance underpins the availability of cash flows to fund the cash distributions that the Partnership pays to its unitholders, the Partnership believes these are key measures of the available cash flows to its unitholders. The following Partnership cash flows information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance. Partnership cash flows and Partnership cash flows allocated to common units are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007
Net Income	26.6	26.7	107.7	89.0
Add:
Cash distributions from Great Lakes	18.9	20.3	73.9	61.3
Cash distributions from Northern Border	18.7	23.8	90.7	86.3
Cash flows provided by Tuscarora's operating activities	4.2	4.1	21.5	17.6
	41.8	48.2	186.1	165.2
Less:
Equity income from investment in Great Lakes	(12.9)	(14.7)	(57.3)	(49.0)
Equity income from investment in Northern Border	(17.2)	(16.9)	(65.3)	(61.2)
Tuscarora's net income	(3.6)	(3.1)	(15.0)	(11.6)
	(33.7)	(34.7)	(137.6)	(121.8)
Partnership cash flows	34.7	40.2	156.2	132.4
Partnership cash flows allocated to general partner (1)	(3.2)	(2.4)	(11.8)	(7.7)
Partnership cash flows allocated to common units	31.5	37.8	144.4	124.7
Cash distributions declared	(27.8)	(25.6)	(110.8)	(101.0)
Cash distributions declared per common unit (2)	$0.705	$0.665	$2.815	$2.630
Cash distributions paid	(27.8)	(25.4)	(108.6)	(86.7)
Cash distributions paid per common unit (2)	$0.705	$0.660	$2.775	$2.565
Weighted average common units outstanding (millions)	34.9	34.9	34.9	32.3

(1) Partnership cash flows allocated to general partner represents the cash distributions paid to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions.

(2) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Fourth Quarter 2008
Partnership cash flows decreased $5.5 million to $34.7 million for fourth quarter of 2008, compared to $40.2 million for the same period last year. This decrease was primarily due to lower cash distributions received from Great Lakes and Northern Border, partially offset by lower costs at the Partnership level. Cash distributions from Great Lakes decreased $1.4 million in fourth quarter 2008 to $18.9 million compared to the same period in the prior year. The decrease in cash distributions from Great Lakes is primarily due to increased operating expenses and the implementation of Michigan Business Tax, partially offset by increased transmission revenues. Cash distributions from Northern Border were $18.7 million in fourth quarter 2008, a decrease of $5.1 million compared to the same period in 2007. The decrease in cash distributions from Northern Border is primarily due to lower transmission revenues recorded in third quarter 2008 compared to the same period in 2007 related to the competition from the in-service of the western segment of the Rockies Express Pipeline. Costs at the Partnership level decreased by $0.9 million in fourth quarter of 2008 compared to the same period last year due to lower net financial charges.

The Partnership paid distributions of $27.8 million in fourth quarter of 2008, an increase of $2.4 million compared to the same period in the prior year and repaid $9.3 million of the outstanding debt balance.

Year Ended December 31, 2008
Partnership cash flows increased $23.8 million to $156.2 million in 2008 compared to last year. This increase was a result of increased cash distributions from Great Lakes and Northern Border, increased cash flows provided by Tuscarora’s operating activities and decreased costs at the Partnership level. Cash distributions from Great Lakes were $73.9 million in 2008, an increase of $12.6 million compared to the prior year. The increase in cash distributions from Great Lakes is due primarily to a full year of ownership in 2008. Cash distributions from Northern Border increased $4.4 million to $90.7 million in 2008 compared to 2007 due primarily to the special distribution of $8.2 million received in relation to the gain on sale of Bison Pipeline LLC. Cash flows provided by Tuscarora’s operating activities were $21.5 million in 2008, an increase of $3.9 million compared to the prior year primarily due to transmission revenues resulting from the Likely compressor station expansion project that went into service on April 1, 2008. Costs at the Partnership level decreased by $2.9 million to $29.9 million in 2008 compared to 2007 primarily due to lower financial charges as a result of lower interest rates and average debt outstanding, partially offset by losses on interest rate derivatives.

The Partnership paid distributions of $108.6 million in 2008, an increase of $21.9 million compared to 2007, and repaid a net $36.6 million of the outstanding debt balance.

Liquidity and Capital Resources
As of December 31, 2008, the Partnership had no outstanding borrowings under the $250.0 million revolving portion of its revolving credit and term loan agreement and was in compliance with the covenants of the agreement. The interest rate incurred on the credit facility (includes both outstanding term loans and revolving borrowings) averaged 5.15 per cent for the year ended December 31, 2008 after accounting for hedging activity. The Partnership views its core banking group as solid, particularly in light of the current market environment, and has established a strong relationship with these institutions.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Friday, February 20, 2009 at 10:00 a.m. (Mountain) and 12:00 p.m. (Eastern). Mark Zimmerman, president of the general partner, will discuss fourth quarter 2008 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 225-0198. A replay of the conference call will also be available two hours after the conclusion of the call and until 10:00 p.m. (Mountain) and midnight (Eastern), Friday, February 27, 2009, by dialing (800) 408-3053, then entering pass code 3280527#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, our ability to identify accretive growth opportunities, the ability to access capital and credit markets with competitve rates and terms, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, costs related to the Partnership’s pipeline systems’ pipeline integrity programs, TransCanada’s decision in regards to the size and design of the Bison Pipeline Project and regulatory, construction and other risks related to Bison’s construction, success of other pipelines competing with Northern Border by bringing competing U.S. sourced gas to Northern Border’s markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Media Inquiries:	Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income (unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2008	2007	2008	2007

Equity income from investment in Great Lakes (1)	12.9	14.7	57.3	49.0
Equity income from investment in Northern Border	17.2	16.9	65.3	61.2
Transmission revenues	8.3	6.9	31.6	27.2
Operating expenses	(2.7)	(1.9)	(9.5)	(8.3)
Depreciation	(1.8)	(1.6)	(6.9)	(6.3)
Financial charges, net and other	(7.3)	(8.3)	(30.1)	(33.8)
Net income	26.6	26.7	107.7	89.0

Net income allocation
Common units	23.4	24.3	95.9	81.3
General partner	3.2	2.4	11.8	7.7
	26.6	26.7	107.7	89.0

Net income per common unit	$0.67	$0.70	$2.75	$2.51

Weighted average common units outstanding (millions)	34.9	34.9	34.9	32.3

Common units outstanding, end of the period (millions)	34.9	34.9	34.9	34.9

Operating Results	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2008	2007	2008	2007
Great Lakes (1)
Volumes:
Gas delivered (million cubic feet)	178,178	203,164	784,284	693,017
Average throughput (million cubic feet per day)	1,937	2,208	2,143	2,221
Capital Expenditures (millions of dollars):
Maintenance	6.1	11.0	12.3	16.7
Northern Border
Volumes:
Gas delivered (million cubic feet)	204,332	198,153	731,138	799,637
Average throughput (million cubic feet per day)	2,277	2,208	2,041	2,247
Capital Expenditures (millions of dollars):
Maintenance	1.7	3.2	8.4	10.6
Growth	5.2	-	12.1	-
Tuscarora
Volumes:
Gas delivered (million cubic feet)	8,373	7,966	30,061	28,257
Average throughput (million cubic feet per day)	91	87	82	77
Capital Expenditures (millions of dollars):
Maintenance	0.1	0.1	0.1	0.1
Growth	0.3	8.7	6.7	13.1

(1) The information provided for Great Lakes in the "Twelve months ended December 31, 2007" column pertains to the period after acquisition of February 23 to December 31, 2007.